UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2010

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

MasterCard Incorporated (the “Company”) announced today that approximately 7.5 million shares of the Company’s Class B common stock were elected for participation in the first week of the Company’s previously announced four-week program to facilitate conversions of shares of the Company’s Class B common stock. Effective June 1, 2010, all of such shares of Class B common stock were converted on a one-for-one basis into shares of Class A common stock for subsequent sale or transfer to public investors in accordance with the terms of both the program and the Company’s certificate of incorporation. Following such conversion, shares of the Company’s Class A common stock and Class B common stock represented approximately 90.4% and 9.6%, respectively, of the aggregate outstanding shares of the Class A common stock and Class B common stock.

This level of Class B ownership represents the first time the outstanding shares of the Class B common stock have represented less than 15% of the aggregate outstanding shares of the Class A common stock and Class B common stock. Accordingly, pursuant to Article IV, Section 4.3(G) of the Company’s certificate of incorporation, all outstanding shares of the Company’s Class M common stock have been automatically transferred to the Company and retired, and are no longer available for issue or reissue. Additionally, the Company no longer has authority to issue additional shares of Class M common stock. Although the Class M common stock was generally non-voting, the holders of Class M common stock had (prior to the retirement of such class) the right to elect up to three of the Company’s directors (but not more than one-quarter of all directors) and approve specified significant corporate actions under our certificate of incorporation. In light of the retirement of the Class M common stock, the Company’s board of directors intends to propose changes to the Company’s governance arrangements, the details of which will be described in the Company’s proxy statement for its September 2010 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: June 2, 2010	By	/s/ NOAH J. HANFT
Noah J. Hanft
General Counsel, Chief Payment System Integrity and Compliance Officer and Corporate Secretary

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